Exhibit 10.2

Transfer Agency and Service Agreement

Between

Goldman Sachs BDC, Inc.

and

Computershare Trust Company, N.A.

and

Computershare Inc.

AGREEMENT effective as of the 29th day of April 2016 by and between Goldman Sachs BDC, Inc., a Delaware corporation, having its principal office and place of business at 200 West Street, New York, New York 10282 (“Company”), and Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, having its principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, “Transfer Agent” or individually, “Computershare” and “Trust Company”, respectively).

WHEREAS, Company desires to appoint Trust Company as sole transfer agent and registrar, and administrator of its dividend reinvestment plan, and Computershare as processor of all payments received or made by Company under this Agreement;

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

1.1 “Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2 “Agreement” means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 “Plans” means any Dividend Reinvestment Plan or other investment programs administered by Trust Company for the Company.

1.4	“Services” means all services performed or made available by Transfer Agent pursuant to this Agreement.

1.5 “Share” means shares of Company’s common stock, par value $0.001 per share, authorized by Company’s Certificate of Incorporation, and other classes of Company’s equity securities to be designated by Company in writing and which Transfer Agent agrees to service under this Agreement.

1.6 “Shareholder” means a holder of record of Shares.

1.7 “Shareholder Data” means all information maintained on the records database of Transfer Agent concerning Shareholders.

1.8 “Side Agreement” means the Side Agreement for Transfer Agency Services between the Company and Transfer Agent dated as of April 29, 2016.

2. APPOINTMENT OF AGENT.

2.1 Appointments. Company hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Company under this Agreement, and Trust Company and Computershare accept the respective appointments. Transfer Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of Company.

2.2 Documents. In connection with the appointments herein, Company has provided or will provide the following appointment and corporate authority documents to Transfer Agent:

(a)	Copies of resolutions appointing Trust Company as the transfer agent;

(b)	If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of Company, with a certificate of the Secretary of Company as to such approval;

(c)	Specimens of the signatures of the officers of Company authorized to sign Share certificates and authorized to sign written instructions and requests;

(d)	An opinion of counsel for Company addressed to both Trust Company and Computershare with respect to the following:

(i)	Company’s organization and existence under the laws of its state of organization;

(ii)	The status of all Shares of Company covered by the appointment under the Securities Act of 1933, as amended (“1933 Act”), and any other applicable federal or state statute;

(iii)	That all issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and non-assessable;

(iv)

If applicable, the use of facsimile signatures by Transfer Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Company and is valid and effective.

(e)	A certificate of Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options.

(f)	A completed Internal Revenue Service Form 2678; and

(g)	A completed Form W-8 or W-9, as applicable.

In addition, upon any future original issuance of Shares for which Transfer Agent will act as transfer agent hereunder, Company shall deliver an opinion of counsel for Company addressed to both Trust Company and Computershare stating that such Shares (i) have been issued as part of an offering that was registered under the 1933 Act and any other applicable federal or state statute, or that was exempt from such registration, and (ii) are duly authorized, validly issued, fully paid and non-assessable.

2.3 Records. Transfer Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been employed by Company or any of its agents and which are certified to be true, authentic and complete. Transfer Agent agrees that all such records prepared or maintained by it relating to the Services are the property of Company and will be preserved, maintained and made available in accordance with the requirements of law and will be surrendered promptly to Company in accordance with its request.

2.4 Shares. Company shall, if applicable, inform Transfer Agent as soon as possible in advance as to (i) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share certificate of any legend restricting the transfer of such Shares, or the substitution for such certificate of a certificate without such legend; (ii) any authorized but unissued Shares reserved for specific purposes; (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (iv) reserved Shares subject to option and the details of such reservation; (v) any Share split or Share dividend; (vi) any other relevant event or special instructions which may affect the Shares; and (vii) any bankruptcy, insolvency or other proceeding regarding Company affecting the enforcement of creditors’ rights.

2.5 Certificates. If applicable, Company shall provide Transfer Agent with (i) documentation required to print on demand Share certificates, or (ii) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Transfer Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6 Company Responsibility. Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Transfer Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

3. STANDARD SERVICES.

3.1 Share Services. Transfer Agent shall perform the Services set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto and incorporated herein. Further, Transfer Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account and effect transfers of Shares upon receipt of appropriate documentation.

3.2 Internet Services. Transfer Agent shall make available to Company and Shareholders, through www.computershare.com (“Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Transfer Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Transfer Agent provides Internet Services “as is,” on an “as available” basis and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.3 Proprietary Information. Company agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Transfer Agent as part of the Services are under the control and ownership of Transfer Agent or a third party (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). In no event shall Proprietary Information be deemed Shareholder Data. Company agrees that Proprietary Information is of substantial value to Transfer Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 11 of this Agreement. Company shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.3.

3.4 Third Party Content. Transfer Agent may obtain certain data included in the Services from third parties, and such third parties are solely responsible for the contents of such data and Company agrees to make no claim against Transfer Agent arising out of the contents of such data, including, but not limited to, the accuracy thereof.

3.5 Lost Shareholders; In-Depth Shareholder Search.

(a) Transfer Agent shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), without charge to the Shareholder. If a new address is so obtained in a database search for a lost Shareholder, Transfer Agent shall conduct a verification mailing and update its records for such Shareholder accordingly.

(b) Computershare may facilitate the performance of a more in-depth search for the purpose of (i) locating lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating the deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such Shareholder’s account (“Authorized Representative”)), and (iii) locating Shareholders whose accounts contain an uncashed check older than 180 days, in each case using the services of a locating service provider selected by Computershare, which service provider may be an affiliate of Computershare. Such provider may compensate Computershare for processing and other services that Computershare provides in connection with such in-depth search, including providing Computershare a portion of its service fees.

(c) Upon locating any Shareholder (or such Shareholder’s Authorized Representative) pursuant to clause (b) above, the locating service provider shall clearly identify to such Shareholder (or such Shareholder’s Authorized Representative) all assets held in such Shareholder’s account. Such provider shall inform any such located Shareholders (or such Shareholder’s Authorized Representative) that they may choose either (i) to contact Transfer Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, or (ii) to use the services of such provider for a processing fee, which may not exceed 20% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased or is not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Company selects a locating service provider other than one selected by Computershare, then Computershare shall not be responsible for the terms of any agreement with such provider and additional fees may apply.

(d) Pursuant to Section 9.2 hereof, the Company hereby authorizes and instructs Computershare to provide a Shareholder file or list of those Shareholders not located following the required Rule 17Ad-17 searches to any service provider administering any in-depth shareholder location program.

3.6 Compliance with Laws. Transfer Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

3.7 OFAC Reporting.

(a)

Transfer Agent will satisfy itself, through appropriate due diligence, that Accounts will not cause Company or Transfer Agent to violate any of the U.S. federal statutes, regulations, Executive Orders and other programs administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury (collectively the “Sanctions Programs”).

(b)

Transfer Agent shall screen Accounts against the current list published by OFAC, including the OFAC list of Specially Designated Nationals and Blocked Persons, and will provide timely notice to Company of any confirmed matches as they are detected, and will reasonably cooperate with Company in the investigation and resolution of any such matters, as applicable.

(c)

Transfer Agent will, as required by the Sanctions Programs, block or reject any Account or transactions subject to a Sanctions Program, and will file reports of any blocked property and rejected transactions with the appropriate authorities. To the extent that Company and Transfer Agent are both required to file such reports, each party will, to the extent permissible by law, provide the other with any information in its possession necessary for the other party to comply with its obligations under applicable laws and regulations.

4. DIVIDEND REINVESTMENT PLAN SERVICES.

4.1 The Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by Company and certain other services that the Trust Company may subcontract to Computershare as permitted by applicable law (e.g. ministerial services).

4.2 The Transfer Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

5. COMPUTERSHARE DISTRIBUTION DISBURSING AND PAYMENT SERVICES.

5.1 Declaration of Distributions. Upon receipt of written notice from the President, Chief Executive Officer, any Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer or Assistant Treasurer of Company declaring the payment of a distribution, Computershare shall disburse such distribution payments provided that Company furnishes Computershare with sufficient funds one day in advance of the applicable payable date. The payment of such funds to Computershare for the purpose of being available for the payment of distributions from time to time is not intended by Company to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

5.2 Stop Payments. Company hereby authorizes Computershare to stop payment of checks issued in payment of distributions or for sales proceeds, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Company shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.

5.3 Tax Withholding. Company hereby authorizes Computershare to deduct from all payments of sales proceeds and of distributions declared by Company and disbursed by Computershare, as distribution disbursing agent, if applicable, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payment of such tax in connection therewith.

5.4 Plan Payments. If applicable, Company hereby authorizes Computershare to receive all payments made to Company (i.e., optional cash purchases) or Transfer Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to Company. For optional cash purchases, in the event funds are unavailable for any reason (including, without limitation, due to a rejection or reversal of the payment), Computershare shall sell the Shares purchased and any gain thereon shall accrue to Computershare.

5.5 Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Company. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (a) obligations of, or guaranteed by, the United States of America; (b) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (c) money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940; or (d) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to Company, any Shareholder or any other party.

6. ADDITIONAL SERVICES. To the extent that Company elects to engage any entity other than Transfer Agent (“Vendor”) to provide any additional services (e.g. plans, restricted stock, corporate actions, etc.) related to the Shares, Company shall give Transfer Agent or its affiliates an opportunity to bid on such services upon the same terms and conditions as Vendor.

7. FEES AND EXPENSES.

7.1 Fee and Service Schedules. Company agrees to pay Transfer Agent the fees and out-of-pocket expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule, for the initial term of the Agreement (the “Initial Term”). At least sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

7.2 Out of Proof Funds. If applicable, conversion funding required by any out of proof condition caused by a prior agent of Company shall be advanced to Transfer Agent upon discovery of such out of proof condition.

7.3 Invoices. Company agrees to pay all fees and reimbursable expenses within thirty (30) days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, Company must promptly notify Transfer Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute. Company shall settle such disputed amounts within ten (10) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

7.4 Late Payments. The failure by Company to (i) pay the undisputed portion of an invoice within ninety (90) days after receipt of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach pursuant to Section 12.4 below. Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide Company with thirty (30) days to cure such breach.

8. REPRESENTATIONS AND WARRANTIES.

8.1 Transfer Agent. Transfer Agent represents and warrants to Company that:

(a)

Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of, (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Transfer Agent, (iii) Transfer Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Transfer Agent is a party.

8.2 Company. Company represents and warrants to Transfer Agent that:

(a)

Governance. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and it has full power, authority and legal right to enter into and perform this Agreement;

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of, (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company’s incorporation documents or by-laws, (iv) any material agreement to which Company is a party, or (v) any applicable stock exchange rules;

(c)

Securities Act of 1933. The sale of all Shares issued and outstanding on the date hereof, and the sale of any Shares to be issued hereafter, either was or will be registered under the 1933 Act in connection with such sale or was or will be sold in reliance on one or more exemptions from the registration requirements of the 1933 Act; Company will immediately notify Transfer Agent of any information to the contrary; and

(d)

Shares. The Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable; and

(e)

Facsimile Signatures. If applicable, the use of facsimile signatures by Transfer Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Company and is valid and effective.

9. INDEMNIFICATION AND LIMITATION OF LIABILITY.

9.1 Company Indemnity. Company shall indemnify and hold Transfer Agent harmless from and against, and Transfer Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to:

(a)

all actions of Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement; provided such actions are taken in good faith and without negligence or willful misconduct;

(b)	Company’s lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of Company hereunder;

(c)

The reliance on or use by Transfer Agent or its agents or subcontractors of any (i) information, records, data, and documents which have been prepared and/or maintained by Company or any other person or firm on behalf of Company, including any former transfer agent or registrar, and provided to Transfer Agent or its agents or subcontractors; (ii) document reasonably believed to be genuine and to have been signed by the proper person or persons, including Shareholders and their authorized agents or representatives (e.g. power of attorney); and (iii) electronic instructions from Company or Shareholders and their authorized agents or representatives (e.g. power of attorney) submitted through Internet Services or any other electronic means pursuant to security procedures established by Transfer Agent;

(d)

The negotiation and processing of all checks, including checks that are tendered to Transfer Agent for the purchase of Shares; provided such actions are taken in good faith and without negligence or willful misconduct; and

(e)

The recognition, acceptance, or processing by Transfer Agent of Share certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar; provided such actions are taken in good faith and without negligence or willful misconduct.

9.2 Instructions. From time to time, Company may provide Transfer Agent with instructions concerning the Services. In addition, at any time Transfer Agent may apply to any officer of Company for instruction, and may consult with legal counsel for Transfer Agent or Company with respect to any matter arising in connection with the Services to be performed by the Transfer Agent under this Agreement. Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken or omitted by Transfer Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. Transfer Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.

9.3 Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold Company harmless from and against any and all Losses arising out of or attributable to Transfer Agent’s: (a) refusal or failure to comply with the terms of this Agreement, (b) negligence or willful misconduct, or (c) breach of any representation or warranty hereunder, in each case for which Transfer Agent is not entitled to indemnification under this Agreement. Any liability of the Transfer Agent shall be limited as set forth in Exhibit 1 of the Side Agreement.

9.4 Notice. In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

10. DAMAGES. No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

11. CONFIDENTIALITY.

11.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

11.2. Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11.

11.3. Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Transfer Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

11.4 Unauthorized Disclosure. As may be permissible by law and without limiting any party’s rights in respect of a breach of this Section 11, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

11.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 11.

12. TERM AND TERMINATION.

12.1 Term. The Initial Term of this Agreement shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than six (6) months before the expiration of the Initial Term or Renewal Term, whichever is in effect.

12.2 Early Termination. Notwithstanding anything herein to the contrary, should Company terminate this Agreement prior to the expiration of the then current Initial or Renewal Term, for any reason, except for its liquidation, acquisition, merger or restructuring, Company shall pay to Transfer Agent the fees and expenses listed in Exhibit 2 of the Side Agreement. If Company does not provide notice of early termination within the time period referenced in Section 12.1 of this Agreement, Transfer Agent shall make a good faith effort, but cannot guarantee, to convert the Company’s records on the date requested by Company. This Section 12.2 shall not apply if Transfer Agent is terminated pursuant to Section 12.4 of this Agreement.

12.3 Costs and Expenses. In the event of the expiration or termination of this Agreement by either party, Company agrees to pay all costs and expenses associated with the movement of records and materials to Company or the successor agent, including (a) all reasonable out-of-pocket costs; and (b) expenses in an amount equal to 10% of the aggregate fees (not including reimbursable expenses) incurred by Company during the immediately preceding twelve (12) month period, for the standard conversion services listed on the attached Exhibit A to this Agreement; provided, however, such expense amount under this Section 12.3(b) shall in no event be less than five thousand ($5,000.00) dollars. In the event any of the extended conversion services listed on Exhibit A are requested by Company, the fee for each extended conversion service will be $2,500.00.

12.4 Termination. This Agreement may be terminated at any time by any party upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties.

13. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Transfer Agent without the written consent of the other; provided, however, that Transfer Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the Exchange Act.

14. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

14.1 Subcontractors. Transfer Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Transfer Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions. Transfer Agent warrants that any such subcontractor shall be duly registered under applicable law, if required.

14.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Transfer Agent in connection with or make Transfer Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 14.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Transfer Agent selected such company, Transfer Agent exercised due care in selecting the same.

15.	MISCELLANEOUS.

15.1 Notices. Any notice or communication by Transfer Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address:

If to Company:	Goldman Sachs BDC, Inc. c/o Goldman Sachs Asset Management, L.P. 200 West Street New York, NY 10282 Attn: Legal Department Facsimile: (212) 357-9429

If to Transfer Agent:	Computershare Trust Company, N.A. 250 Royall Street Canton, MA 02021 Attn: General Counsel

15.2 No Expenditure of Funds. No provision of this Agreement shall require Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

15.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of Company or Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

15.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company.

15.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.6 Governing Law. This Agreement shall be governed by the laws of the State of New York.

15.7 Force Majeure. Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

15.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Transfer Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

15.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

15.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

15.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.13 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc. and
Computershare Trust Company, N. A.		Goldman Sachs BDC, Inc.
On Behalf of Both Entities:

By:	/s/ Dennis V. Moccia	By:	/s/ Jesse Cole
Name:	Dennis V. Moccia	Name:	Jesse Cole
Title:	Manager, Contract Administration	Title:	Managing Director

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]